Exhibit 10.1

AMENDMENT TO THE EMPLOYMENT AGREEMENT

This Amendment (“Amendment”), effective as of September 29, 2021, by and between Acceleron Pharma Inc., a Delaware corporation (“Acceleron”), and Habib Dable, President and Chief Executive Officer (the “Executive”), amends that certain Employment Agreement between Executive and Acceleron, dated as of September 23, 2016 (“Agreement”). Together Acceleron and Executive are the “Parties” and each is a “Party”.

WHEREAS, in accordance with Section 13 of the Agreement, the Parties desire to amend the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.The reference to “the product of 1.5” in Section 5(c) of the Agreement shall be deleted and replaced with “the product of two”.

2.The reference to “18 months” in Section 5(c) of the Agreement shall be deleted and replaced with “24 months” and adding, before the proviso in the sentence in which such “18 months” (now “24 months”) appears “(it being understood that you shall be entitled to payment of such premium costs for such 24-month period even if COBRA coverage terminates before the end of such period in accordance with applicable law)”.

3.Section 5(d) of the Agreement is hereby replaced in its entirety with the following:

“(i) Notwithstanding anything to the contrary in this Agreement and except as set forth below (including with respect to the “Gross-Up Cap,” as defined below), in the event it shall be determined that any Payment (defined below) would be subject to the Excise Tax (defined below), then you shall be entitled to receive one or more additional payments (each, a “Gross-Up Payment”) in an amount such that, after payment by you of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the applicable Gross-Up Payment, but excluding any income tax, penalties and interest imposed pursuant to Section 409A of the Code, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the applicable Payment. The Company’s obligation to make any Gross-Up Payment under this Section 5(d) shall not be conditioned upon your termination of employment.

(ii) Subject to the provisions of Section 5(d)(iii), all determinations required to be made under this Section 5(d), including whether and when a Gross-Up Payment is required, the amount of any such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting, consulting or valuation firm selected by the Company (the “Accounting Firm”). The Company shall request that the Accounting Firm shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from the Company that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that one or more Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 5(d)(iii) (to the extent it determines to exercise such remedies) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of any Underpayment that has occurred and any such Underpayment shall be promptly paid, including any penalties and interest relating to the Underpayment, by the Company to or for the benefit of you, except as provided below, including with respect to the Gross-Up Cap.

(iii) You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after you are informed in writing of such claim. You shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that the Company desires to contest such claim, you shall: (w) give the Company any information reasonably requested by the Company relating to such claim, (x) take such action in connection with contesting such claim as the Company shall reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (y) cooperate with the Company in good faith in order to effectively contest such claim, and (z) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(d)(iii), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of you and direct you to sue for a refund or to contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs you to sue for a refund, the Company shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the applicable Gross-Up Payment or Excise Tax would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv) If, after the receipt by you of a Gross-Up Payment or payment by the Company of an amount on your behalf pursuant to Section 5(d)(i) or 5(d)(ii), you become entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, you shall (subject to the Company’s complying with the requirements of Section 5(d)(iii), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on your behalf pursuant to Section 5(d)(iii), a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof and only to the extent the Gross-Up Cap has not been exceeded, the amount of the Gross-Up Payment required to be paid.

(v) Any Gross-Up Payment, as determined pursuant to this Section 5(d), shall be paid by the Company to you (subject to all required applicable withholdings) no later than ten business days after of the receipt of the Accounting Firm’s final determination (the “280G Determination”); provided, that, the Gross-Up Payment shall in all events be paid no later than the end of the taxable year next following the taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 5(d)(iii) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 5(d), the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of you, all or any portion of any Gross-Up Payment, and you hereby consent to such withholding. Notwithstanding anything contained herein, any Gross-Up Payments payable to you shall be subject to that certain cap (the “Gross-Up Cap”) set forth in the Company Disclosure Letter to the Agreement and Plan of Merger among Merck Sharp & Dohme Corp., Astros Merger Sub, Inc., and the Company dated September 29, 2021 (the “Merger Agreement”), and no Gross-Up Payment shall be made in excess of the Gross-Up Cap. In the event that the Gross-Up Payments payable to you hereunder, together with any other tax gross-up payments subject to the Gross-Up Cap would otherwise exceed the Gross-Up Cap, the amount of any Gross-Up Payments payable to you shall be reduced (generally determined on a pro-rata basis as determined in good faith by the Company) so that the aggregate amounts payable in respect of all tax gross-up payments with respect to the Excise Tax do not exceed such cap.

(vi) Definitions. The following terms shall have the following meanings for purposes of this Section 5(d).

(x) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(y)    A “Payment” shall mean any payment or benefit in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of you, whether paid or payable pursuant to this Agreement or otherwise, that relates to the transactions contemplated by the Merger Agreement.”

4.All other terms and conditions set forth in the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto by their duly authorized representatives have executed this Amendment effective as of the date first above written.

ACCELERON PHARMA INC.

By:	/s/ Francois Nader
Francois Nader
Chair

ACCEPTED AND AGREED:

Signature:	/s/ Habib Dable
Habib Dable

Date:	September 29, 2021